EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of July 1, 2005, by and between The Lottery Channel, Inc., (hereinafter “Lottery”) and Carol A. Meinhardt (hereinafter “Meinhardt”).

WITNESSETH:

WHEREAS, Lottery is a well established operator of Lottery and entertainment web sites:

WHEREAS, Ach has significant management and business development experience; and

WHEREAS, Lottery desires to employ Meinhardt, and Meinhardt desires to accept such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.

Employment and Term.  Lottery hereby employs Meinhardt as Executive Vice President and COO, and Meinhardt hereby accepts said employment by Lottery, for a period of three years from the date of this Contract.  Meinhardt agrees to devote her time, attention, skill, and best efforts to the performance of her duties as Executive Vice President and COO of Lottery.

2.

Compensation

a.

For all services rendered and to be rendered by Meinhardt in her capacity hereunder, Lottery agrees to pay Meinhardt an annual salary of $157,500.

b.

Meinhardt shall be provided the use of an automobile leased by Lottery.  Lottery shall reimburse Meinhardt for any gas mileage resulting from Meinhardt’s performance of work for Lottery at the applicable rate then allowed by the Internal Revenue Service.  Lottery will also be responsible for any maintenance performed on the automobile.  In the event this Agreement is terminated, for any reason, or by any part, Meinhardt shall immediately return possession of the automobile to Lottery.  In such event, Meinhardt will be responsible for any damage to the automobile to Lottery.  In such event, Meinhardt will be responsible for any damage to the automobile, reasonable wear and tear excepted.

c.

Meinhardt shall be eligible to participate in all medical and dental insurance benefit plans maintained by Lottery.

d.

Meinhardt shall be eligible to participate in Lottery Long Term Disability Plan.

e.

Lottery shall provide Meinhardt with Long Term Retirement Care Insurance.

f.

Meinhardt shall be eligible to receive a bonus, up to a maximum of 50% of the base salary provided for in paragraph 2(a) above, upon meeting goals and objectives established by Lottery’s Board of Directors.

3.

Duties.

As part of her employment, Meinhardt agrees to perform any and all duties reasonably requested and delegated to her by Lottery, the President of Lottery or the Board of Directors.  Meinhardt shall perform generally all of the duties incident to the office of Executive Vice President and COO as required or authorized by law.

4.

Termination.

a.

This Agreement and Meinhardt’s employment hereunder may be terminated by the Lottery at any time with Cause (as hereinafter defined) on 30 days prior written notice.

b.

This Agreement and Meinhardt’s employment hereunder may be terminated by Meinhardt on 30 days prior written notice upon the occurrence of any one of the following events:   (1) the failure of Lottery to elect or reelect or to appoint or reappoint Meinhardt to the office of Executive Vice President and COO; (2) a material change by Lottery in Meinhardt’s functions, duties, or responsibilities which change would cause Meinhardt’s position with Lottery to become of less dignity, responsibility or scope from the position and responsibilities described in Section 3 hereof; (3) the liquidation or dissolution, or consolidation, merger or other business combination (including assumption of control by a shareholder or consortium of shareholders) of Lottery, or transfer of all or substantially all of its assets, unless any such consolidation, merger or other business combination does not adversely affect Meinhardt’s position or the dignity or responsibilities of Meinhardt, in Meinhardt’s judgment; and (4) any material breach of this Agreement by Lottery.

c.

Effect of Termination.  Upon termination of this Agreement neither party shall have any further obligation to the other party, except as provided in Section 4(d) below and under the provisions of any outstanding stock options held by Meinhardt at the time of termination, and except that the provisions of Section 5, if applicable, shall survive termination of the Agreement.

d.

Payments to Meinhardt on Termination.

i.

In the event that this Agreement is terminated by Lottery without Cause or Meinhardt terminates this Agreement pursuant to Section 4(b), Lottery shall pay in a lump sum on the date of termination severance compensation to Meinhardt in the amount derived by multiplying the factor 2.99 by the sum of Meinhardt’s salary and bonus paid in the 12 month period ending on the date of such termination.

ii.

In the event this Agreement expires and Meinhardt is not rehired in the same position under the terms and conditions of a new executive employment agreement acceptable to Meinhardt and Lottery superseding this Agreement, Lottery shall pay in a lump sum on the date of termination severance compensation to Meinhardt in an amount equal to the sum of Meinhardt’s salary and bonus paid in the 12 month period ending on the date of such termination.

iii.

In the event Meinhardt dies or becomes disabled (as hereinafter defined) during the term hereof, Lottery shall pay severance compensation to Meinhardt, or her estate, as the case may be, in the amount derived by multiplying the factor 2.99 by the sum of Meinhardt’s salary and bonus paid in the year prior to the year in which the death or disability occurs, reduced to a lesser amount determined by multiplying said amount by a fraction, the numerator of which is the number of whole or partial months remaining from the date of death or disability, as the case may be, to June 30, 2005, and the denominator is 36; provided, however, that such severance compensation shall in no event be less that Meinhardt’s salary and bonus paid in the year prior to the year in which Meinhardt dies or becomes disabled.  Such severance compensation shall be paid in a lump sum as soon as practicable following the date of death or disability.

iv.

In addition to the severance payment provided in Subparagraphs (i), (ii), or (iii) above, Meinhardt’s participation in Lottery-sponsored medical and dental insurance benefit plans shall be continued at Lottery expense for a maximum period of eighteen months so long as Meinhardt is alive and is not elsewhere earlier employed.

e.

Definitions; for the purposes of this Agreement:

i.

Cause shall mean acts of moral turpitude and the willful repeated or habitual neglect of Meinhardt’s obligations under this Agreement, the misuse of corporate funds, the failure to manage the business of Lottery in accordance with normal business practices, or the material breach of this Agreement.

ii.

Disabled shall mean the physical or mental inability of Meinhardt to perform her duties hereunder for a period of three consecutive months as determined by an independent physician chosen by Lottery and approved by Meinhardt.

5.

Non-Compete Clause. For a period of twelve (12) months from the termination of Meinhardt’s employment (whether such termination be with or without cause or by voluntary quit), Meinhardt shall not, either for herself or on behalf of any person, firm or corporation, directly or indirectly, own, manage, engage in, operate joint control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner whatsoever with any business which is competitive with the business of Lottery within any of the territory or with respect to any of the accounts with which Lottery has done business during the twelve (12) months prior to Meinhardt’s termination of her employment with Lottery.  This covenant on the part of Meinhardt shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Meinhardt against Lottery, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Lottery of this covenant.

6.

Equitable Relief.

It is agreed that money damages do not provide adequate relief for Meinhardt’s violations hereunder and that, therefore, Lottery shall have the right, in addition to other cumulative remedies that may be lawfully available, to an immediate injunction or restraining order, within the discretion of the court, to halt violations hereunder.

7.

Vacation.  Meinhardt shall be entitled to four weeks of paid vacation per calendar year.

8.

Applicable Law.

This Agreement having been executed in the State of Ohio, shall be governed in all respects by the laws of the State of Ohio, and shall be binding upon each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of each party, its successors, assigns, heirs and legal representatives.

9.

Miscellaneous.

a.

This Employment Agreement supersedes and completely replaces any and all previous agreements or understandings between the parties.

b.

No amendment or modification of this Employment Agreement shall be deemed effective, unless and until executed in writing by the parties hereto with the same formality attending the execution of this Employment Agreement.

c.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects, as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date above mentioned.

WITNESSES:

THE LOTTERY CHANNEL, INC.

_______________________

By:  __________________________

_______________________

_____________________________

Carol A. Meinhardt